TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

8C7A666D68

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

RENMIN TIANLI GROUP, INC.

BVI COMPANY NUMBER **1555514**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 9th day of November, 2009 has changed its name to

BIQI International Holdings Corporation
博琪国际控股有限公司

this 25th day of January, 2019.

REGISTRAR OF CORPORATE AFFAIRS · BVI FINANCIAL SERVICES COMMISSION · FSC

for **REGISTRAR OF CORPORATE AFFAIRS**
25th day of January, 2019